Exhibit 10.20

TRANSITION AGREEMENT

This Agreement dated September 8, 2009 is between Donald H. Layton (“Executive”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”).

WHEREAS, the Parties entered into the Employment Agreement, dated as of March 2, 2008 (the “Employment Agreement”), pursuant to which Executive agreed to serve as the Company’s Chief Executive Officer until December 31, 2009, or until such earlier time as a successor Chief Executive Officer was hired, or one of the Parties otherwise terminated the relationship; and

WHEREAS, the Parties wish to set forth their intentions and commitments regarding the transition of the Executive during the remaining portion of his term as Chief Executive Officer.

1. Transition.

(a) The Parties hereby agree that Executive’s employment with the Company will continue until the earlier of: (i) the date on which the Company hires a new Chief Executive Officer; or (ii) December 31, 2009 (as applicable, the “Transition Period”), unless Executive’s employment is otherwise terminated by either Party prior to the end of the Transition Period in accordance with the Employment Agreement. Upon completion of the Transition Period, Executive shall resign (and the Company shall accept such resignations) from any and all director, manager, officer, employee, or other positions he may hold with the Company, its subsidiaries and any of its affiliates and from the Board of Directors of the Company and the board of directors or any subsidiary of the Company on which Executive serves.

(b) During his continued employment during the Transition Period, Executive shall continue to receive the salary and benefits set forth in the Employment Agreement, in addition to the benefits set forth in Section 2 below.

(c) Executive agrees to actively assist in the search for and transition to a permanent Chief Executive Officer during the Transition Period, including undertaking all necessary corporate communications, using best efforts to keep the management team together, maintaining relationships with regulators and analysts, assisting in the search for a permanent Chief Executive Officer and in the transition of Executive’s responsibilities.

2. Special Recognition Awards. To recognize Executive’s successful efforts in the recapitalization and stabilization of the Company since his hiring, Executive shall receive the following cash awards subject to his continued employment during the Transition Period:

(a) A payment of $375,000 per month, payable effective starting September 1, 2009 through December 31, 2009.

(b) Upon completion of the Transition Period in exchange for the services described in Section 1(c) during the Transition Period, a lump sum payment of $1,500,000.00 (the “Transition Payment”), subject to Executive having signed a release of claims in the form set forth on Exhibit A hereto (the “Release”), which unless otherwise requested by Executive shall be paid by wire transfer on the day following the date on which the Release becomes effective and irrevocable (or as promptly as practicable thereafter). Notwithstanding the foregoing, in the event that the Executive engages in an act that would give rise to “Cause” as defined in his existing employment agreement, or in the event that he materially breaches the terms of this Agreement, he shall forfeit the Transition Payment.

3. Other Benefits.

(a) The Company shall pay for the reasonable attorney’s fees and expenses incurred by Executive in connection with the review and negotiation of this Agreement, such payment to be made no later than 60 days after the date hereof.

(b) The Company agrees to provide to Executive the use of an office through the first anniversary of the last day of his employment, along with other routine support services (e.g., email access) and either (i) email access and desk space to an assistant who will be paid by Executive personally or (ii) reasonable assistant services from existing Company resources.

4. Tax Matters: All amounts referenced in Section 2 and elsewhere in this Agreement shall be subject to any required tax withholding by the Company. The payments under Section 2 are intended to qualify for the short-term deferral exception to Section 409A of the Code and therefore, for the avoidance of doubt, shall in no event be paid later than March 15, 2010.

5. Continuing Agreements: The Employment Agreement shall remain in effect during the Transition Period, and Executive shall continue to be bound by and comply with the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive. Executive shall retain his equity incentive awards on their existing terms, as set forth in the applicable award agreements and the Employment Agreement.

6. Necessary Approvals. If after the date of this Agreement, any amounts payable hereunder become prohibited by applicable law or regulation, the Company and Executive will work together to honor the intent of this Agreement in a manner that complies with applicable regulatory authority.

7. Mutual Non-Disparagement; Disclosure of Agreement: During and following Executive’s employment with the Company, Executive agrees that he shall not disparage the Company or any of its current or future officers, directors, employees with whom he is acquainted, or its current products or services, and the Company agrees that it will not disparage Executive in the course of any authorized internal or external communication, and the Company shall cause its current and future directors and executive officers not to disparage Executive and shall instruct its executive officers and directors to refrain from making such statements and to instruct their respective representatives to so refrain. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive or the Company from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive or the Company. Executive and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the SEC.

8. Dispute Resolution: Consistent with the Employment Agreement, in the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

9. Due Authority. By executing this Agreement, the representative of the Company represents and warrants that he is duly authorized to bind the Company to the terms of this Agreement and that all necessary or appropriate corporate approvals for this Agreement to be effective have been obtained.

10. Entire Agreement; Miscellaneous: This Agreement, the Employment Agreement, any confidentiality, proprietary rights and dispute resolution agreement between Executive and the Company, and any agreement or plan concerning any stock options and other equity awards issued to Executive, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document signed by Executive and an authorized representative of the Company. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

Date: September 8, 2009	E*TRADE Financial Corporation

	By:	/s/ Ron Fisher
		Name:	Ron Fisher
		Title:	Chair of the Compensation Committee

Date: September 8, 2009	/s/ Donald H. Layton
Donald H. Layton

EXHIBIT A – Release of Claims

1. Full Release: In exchange for the benefits described in the Transition Agreement, dated September 8, 2009 (the “Transition Agreement”), between Donald H. Layton (“Executive”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”), Executive and his successors and assigns release and absolutely discharge the Company and its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have, against those released parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Transition Agreement by Executive, including, but not limited to:

(a) claims relating to any letter or agreement offering Executive service or employment with the Company, the Employment Agreement between Executive and the Company dated as of March 2, 2008, the parties’ employment relationship, the termination of that relationship, and any claims for breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Executive Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, and applicable state statues preventing employment discrimination,

(b) the Age Discrimination in Employment Act (subject to Section 3 below); or

(c) any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released.

This Release does not apply to (i) claims which cannot be released as a matter of law, including claims for indemnification under applicable state law, (ii) any right Executive may have to enforce the Transition Agreement, including the agreements that are incorporated by reference therein, (iii) any right or claim that arises after the date of this Release, (iv) Executive’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company and/or its subsidiaries, or any applicable insurance policy or (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive, on the one hand, and Company or any other release hereunder, on the other hand, are jointly liable. This Release does not amend any equity compensation award agreement between Executive and the Company.

A-1

2. All Claims Waived: Executive understands that he is releasing claims that he may not know about. That is Executive’s knowing and voluntary intent even though he recognizes that someday he may regret having signed the Transition Agreement and this Release. Nevertheless, by signing the Transition Agreement and this Release, Executive agrees that he is assuming that risk, and he agrees that the Transition Agreement and this Release shall remain effective in all respects in any such case. Executive expressly waives all rights he may have under any law that is intended to protect him from waiving unknown claims.

3. Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Executive understands and acknowledges that he has been advised to consult an attorney before accepting the Transition Agreement and signing this Release. Executive further understands and acknowledges that he has at least 21 days to sign this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted at any time within such period. Executive further understands that, once having signed this Release, Executive will have an additional 7 days within which to revoke the release of claims solely under the Age Discrimination in Employment Act (the “ADEA Release”), by delivering written notice of revocation of the ADEA Release to the Company’s General Counsel. If Executive revokes such ADEA Release during such seven-day period, Executive will not be eligible for the payments and benefits under Section 2(b) of the Transition Agreement.

EXECUTIVE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH, AND HAS CONSULTED WITH, AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE TRANSITION AGREEMENT.

Date: December 18, 2009	/s/ Donald H. Layton
Donald H. Layton

A-2

CONSULTING AGREEMENT

December 18, 2009

Donald H. Layton

Re:	Consulting Services Agreement

Dear Don:

This letter agreement sets forth the terms and conditions of your consulting services to E*TRADE Financial Corp. (the “Company”), effective December 31, 2009 through June 30, 2010 (the “Consulting Period”).

Services. You agree to be available for part-time consultation with the Company’s Chief Executive Officer, whether interim or permanent, as reasonably requested by the Company in order to facilitate such Chief Executive Officer’s transition.

Compensation. Your compensation hereunder during the Consulting Period will consist of the following:

•	A fee of $1,100 per hour worked at the request of the Company.

•

You shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business and travel expenses incurred by you in connection with the performance of your duties hereunder.

•	All fees or expense reimbursements due to you shall be paid promptly upon submission of a listing of the time or expenses, together with supporting documentation reasonably requested by the Company.

Independent Contractor Status. You understand that, during the Consulting Period, you will not be an employee of the Company. To the extent consistent with applicable law, the Company will not withhold any amounts from any consulting fees paid hereunder as federal income tax withholding or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. You shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

Confidentiality. You agree to treat as confidential and not to publish, distribute or otherwise disclose in any manner (except to employees, consultants and advisors of the Company who agree to be bound by these provisions) any information received from the Company or its representatives in connection herewith, without the prior written approval of the Company (such approval shall not be unreasonably withheld). Upon termination of your services hereunder, you shall promptly deliver to the Company all copies in

1

whatever form existing (whether written, computerized or otherwise) of any and all confidential information or documents of the Company.

Indemnification. The Company shall indemnify you and hold you harmless from and against any and all losses, claims, damages, liabilities, penalties, obligations, judgments, awards, costs, fees, expenses and disbursements, including without limitation the costs, fees, expenses and disbursements of counsel and others, as and when incurred, from the first dollar, of investigating, preparing or defending any pending or threatened action, claim, suit, proceeding or investigation, directly or indirectly caused by, relating to, based upon, arising out of or in connection with the performance by you of services to the Company pursuant to this letter agreement, other than as is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from your gross negligence, bad faith or willful misconduct. The Company shall be entitled to participate in and control the defense of any such proceeding under this provision at its sole cost and expense.

Termination. Your consulting services hereunder may be terminated at any time by either you or the Company upon written notice to the other party. Such termination for any reason shall not affect any obligations of either party which have arisen prior to such termination.

Miscellaneous. This letter agreement describes the entire terms and conditions of your engagement by the Company during the Consulting Period. Nothing in this letter agreement shall amend or terminate any other agreement between you and the Company, whether related to the terms of your employment prior to the Consulting Period or the termination of such employment. This letter agreement will be governed by the laws of the State of New York.

Sincerely,

E*TRADE FINANCIAL CORPORATION

Agreed and accepted:

/s/ Donald H. Layton	Dated: December 21, 2009
(Signature)

2